                              PURCHASE AGREEMENT

     AGREEMENT made the 30 day of AUGUST, 1997 between MCCOSH DRUG, INC. having an office at 1400 10th STREET, GERING, NEBRASKA 69341 (hereinafter referred to as the "Seller"), and HORIZON PHARMACIES, INC., a Texas Corporation, having offices located at 275 W. Princeton Drive, Princeton Texas, 75407 (hereinafter referred to as the "Buyer").

                              W I T N E S S E T H

     WHEREAS, the Seller and the Buyer have reached an agreement, in accordance with the terms and conditions herein below set forth, with respect to the sale by the Seller and the purchase by the Buyer of certain of the assets of the Seller utilized in connection with and as part of the retail drug store operations of the Seller known as MCCOSH DRUG, INC. (hereinafter referred to as the "DRUG STORE") and desire to reduce said agreement in writing;

     NOW, THEREFORE, THE PARTIES AGREE:

1.   SALE OF ASSETS.

     1.1 For the purpose of this Agreement, Seller agrees to sell to Buyer as is certain assets of the Drug Store (hereinafter referred to as the "Drug Store Assets"), which the Buyer hereby agrees to purchase. Such assets include and are hereby limited to:

          A. INVENTORY. All of the marketable inventory held for retail sale by the Seller and located at the Drug Store; and

          B.  PRESCRIPTION FILES INCLUDING ALL CUSTOMER AND PATIENT
          LISTS AND PATIENT PROFILES. All prescription files and patient profiles of Seller located at and pertaining to prescription customers of the Drug Store.

          C. ALL FIXTURES AND EQUIPMENT. All Rx, OTC, and DME fixtures and equipment owned by Seller (computer/peripherals, registers, refrigerator, typewriter, Microfiche, etc.) located at the Drug Store, and all telephone equipment, and all miscellaneous shelving, counters and supplies belonging to Seller as listed on Exhibit A attached hereto and made a part hereof.

          D. STORE TELEPHONE NUMBER(S). All telephone numbers of the Drug Store location shall be transferred to Buyer.

          E. SUPPLIES. All bottles, vials, ointment jars, and other usable supplies of Seller located at the Drug Store location and at Seller cost.

          F. ASSETS NOT PURCHASED. Buyer shall not purchase any consigned merchandise or layaway items.

2.  PURCHASE PRICE.

    2.1 The total purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed, but not allocated, as follows:

         Furniture, Fixtures, Prescription Files, Patient Profiles,
         Customer List, Telephone System/Numbers, Computer $208,000.00 hardware/software, $190,000.00 + $18,000.00 additional consideration, 1980 Datsun kingcab pick up

    2.2 An amount equal to the aggregate value of the marketable inventory as determined in the physical inventory described in paragraph 5 below.

    2.3  Buyer will purchase accounts receivable based on the following evaluation:
         Individual Charge Accounts
                                                   0-60 days balances at 100%
                                                  61-90 days balances at  75%

         Any individual charge accounts outstanding for more than 90 days shall be retained by the Seller.

3.  ALLOCATION OF PURCHASE PRICE.

    The purchase price shall be allocated on the attached closing statement, signed by both Buyer and Seller.

4.  PAYMENT OF PURCHASE PRICE.

    4.1 Subject to the following provisions, the purchase price hereafter shall be paid as follows:

         4.1 (a) Cash at the closing equal to $250,000.00 less $1,000 escrow deposit.

         4.1 (b) A note at the closing equal to the purchase price less cash in Sections 4.1(a) bearing interest at the rate of NINE (9) percent. The note is due and payable in EIGHTY FOUR (84) equal consecutive monthly installments, the first installment will be due October 1, 1997. The Note will be executed by Buyer and payable to the order of Seller. It will be secured by the inventory, equipment, fixtures, furniture, prescription files, patient files, customer lists, and telephone numbers of the said DRUG STORE.
                  Buyer must maintain during the term of this Agreement $400,000.00 for the Rx (Prescription) & Retail Store Inventory.

         4.1 (c) Because McCosh Drug is being sold close to the Christmas season, merchandise has already been ordered and, not only put floor display, but is earmarked for the Christmas season. This apply to the following accounts:

                              Vandel Drug
                              Enesco Merchandise
                              Ideation Merchandise
                              Roman Merchandise
                              Department #56 Merchandise
                              Hallmark
                  Any and all inventory earmarked for the Christmas season from the above accounts will be itemized and submitted to the Buyer in amounts which will be determined as of September 1, 1997. The total of these inventory items for

                  Christmas merchandise as of September 1, 1997, will be deducted from the note payable which is the subject of the purchase price of this Agreement.

     From September 1, 1997, and thereafter, the Seller anticipates receiving additional invoices and other billings from the above vendors for the Christmas season. Because the Seller has a contract with these companies, Seller will pay these statements and then bill the Buyer at cost for this particular inventory. Buyer agrees to reimburse the Seller for this inventory which is not part of the purchase price, and which will not reduce the total inventory from the sale of McCosh Drug for this particular merchandise by November 15, 1997.

         4.1 (d) The amount of retail store inventory and Rx inventory verification will be made by Buyer to Seller each year during the term of the Promissory Note (referred to in 4.1 (b)) thirty (30) days after the date of the Buyer's annual inventory.

         4.2 (e) In the event the Drug Store and prescription inventory is not maintained at the levels referred to in Section 4.1 (b), this will be considered a default by the Buyer of the terms and conditions of this Agreement.

5.  INVENTORY.

    5.1 A physical inventory shall be taken at the Drug Store by RGIS INVENTORY SPECIALISTS on the closing date. Each party shall pay one-half (1/2) of the inventory expense. Seller's portion will be deducted from closing statement.

    5.2 For purposes of this Agreement, marketable inventory is all of the Seller's inventory, except the following:

    (a) DAMAGED MERCHANDISE. Damaged merchandise, including but not limited to, items which are shopworn, faded (including faded labels) or subject to visible deterioration; and

    (b) UNSALABLE MERCHANDISE. Unsalable merchandise, that is items which are obsolete, or which have an expired expiration date or which have been discontinued by the manufacturer; and

    (c)  PRESCRIPTION MERCHANDISE AND OVER-THE COUNTER DRUGS.   The
         following exclusions, in addition to the exclusions set forth above, shall be applicable to prescription merchandise and over-the-counter drugs:

         (i) Any partial container with expired dating within thirty (30) days;
         (ii)  Any full, sealed containers (aa) with expired dating,
         (iii) Filled prescriptions over one month old;

    5.3 The marketable inventory shall be valued, for purposes of this agreement, as follows

    (a) The marketable prescription inventory will be taken at acquisition cost.

    (b) Non-prescription merchandise will be taken at acquisition cost. If no acquisition cost exists, then the following formula will apply to the merchandise.

                    CATEGORY                      COST (% OF RETAIL)

                    HBA                           Retail price less 25%
                    OTC                           Retail price less 25%
                    Gifts                         Retail price less 50%
                    Cards                         Retail price less 50%
                    Cosmetics                     Retail price less 40%
                    Watches                       Retail price less 40%
                    Cameras                       Retail price less 20%
                    Fragrances                    Retail price less 20%
                    Candy (box)                   Retail price less 35%
                    Candy (loose)                 Retail price less 25%
                    Jewelry                       Retail price less 50%
                    Miscellaneous                 Retail price less 30%
                    Seasonal Merchandise          Retail price less 50%

6.  REPRESENTATIONS AND WARRANTIES BY SELLER.

    6.1  The Seller does hereby represent and warrant as follows:

         A. AUTHORITY. The execution, delivery and performance of this agreement by Seller has been duly authorized by all necessary entity action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

         B. TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Drug Store assets to be transferred hereunder, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit B attached hereto which shall be satisfied and released at or prior to closing. The Seller has received no notice of violation of any applicable law, regulation or requirement relating to the retail Drug Store business operation or Drug Store assets to be transferred hereunder; and as far as known to the Seller, no such violation exists.

         C. CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to the conduct of business by Seller from the Drug Store which contract, understanding or commitment shall extend beyond the closing date for the Pharmacy Location except the real estate lease, Pitney Bowes mail machine, In-store music system. Seller is not party to any contractual agreement or commitment to individual employees which may not be terminated at the will of Seller.

         D. LITIGATION. To the best of Seller's current actual knowledge there is no suit, action, proceeding, investigation, claim, complaint or accusation pending or, threatened against or affecting Seller or the Assets or to which Seller is a party, in any court or before any arbitration panel of any kind or before or by any federal, state, local, foreign, or other governmental agency, department, commission, board, bureau, instrumentality or body which would have a materially adverse affect on the financial condition of Seller, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or governmental body against or affecting Seller with which Seller is not currently in compliance.

         E.  EMPLOYEES.

         (a) To the best of Seller's actual knowledge, the Seller is in full compliance with all wage and hour laws, and is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or threatened to be filed against Seller by any employee pursuant to any collective bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge and belief is in compliance with all applicable federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any federal or state agency or regulatory body alleging violations of any such laws and regulations.

         (b) The employment of all persons and officers employed by Seller is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued the accounting records of Seller. All benefits such as vacation accrued and earned by employees up to the closing date is responsibility of the Seller. All benefits accrued and earned after the closing date will become the financial responsibilities of the Buyer. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

         F.  TAXES.

         (a) Seller has duly filed all required federal, state, local, foreign and other tax returns, notices, and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employees' income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

         (b) All deposits required to be made by Seller with respect to any tax (including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes) have been duly made.

         (c) All taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable have been paid in full by Seller or adequately reserved against on its books of account and the amounts reflected on such books are to the best belief and knowledge of Seller sufficient for the payment of all unpaid federal, state, local, foreign, and other taxes, fees, and assessments, and all interest and penalties thereon with respect to the periods then ended and or all periods prior thereto. Seller hereby agrees to indemnify and hold harmless Buyer from and against any and all liability, claims, or causes of action for any unpaid taxes, or other assessments due and owing to any federal, state, or local governmental entity arising out of the business of Seller prior to the closing date.

       (d) Buyer shall pay any and all Sales, Use, and Transfer Taxes, if any, arising out of the assets which are the subject of this sale.

       (e) Seller shall pay any and all personal property taxes for prior years attributable to the property being transferred hereby prior to closing.

       (f) The parties shall pro rate at Closing anticipated personal property taxes as of the date of Closing based upon last year's property tax statement and will be deducted from Seller at closing.

       G.   INDEMNIFICATION.
       (a) Buyer agrees to indemnify and hold Seller harmless from any and all liabilities concerning or otherwise connected with the conduct or operation of the Buyer's business on the premises as of closing date.

       (b) Seller agrees to indemnify and hold Buyer harmless from any and all liabilities concerning or otherwise connected with the conduct or operation of the Seller's business on the premises on or before the closing date.

7.  CONDITIONS PRECEDENT.

    7.1 All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions (unless waived in writing by Buyer).

         A. REPRESENTATIONS. The representations and warranties of Seller contained in this Agreement shall not only have been true and complete as of date of this Agreement, but shall also be true and complete as though again made as of the date of closing.

         B. COMPLIANCE. The Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the closing.

         C. CONSENTS. All necessary consents to the transfer of the Drug Store assets have been obtained from vendors and partners if any.

    7.2 Buyer acknowledges that it has examined the properties, assets, and financial records of the Seller covered by this Agreement, and is purchasing the same in an "as is" condition.

8.  LIABILITIES NOT ASSUMED BY BUYER.

    8.1 It is expressly understood and agreed that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of the Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise.

    8.2 It is expressly understood and agreed that Seller shall not by virtue of this Agreement, a consummation of the transaction contemplated herein or otherwise, assume any liabilities or obligations of the Buyer or any liabilities, or obligations constituting a charge, lien, encumbrance, or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated , or otherwise, on or after SEPTEMBER 1, 1997

    8.3 Seller hereby indemnifies the Buyer, its officers, directors, and controlling persons against any liability for any fee or commission payable to any broker, agent or finder retained by Seller with respect to any transaction contemplated by this agreement.

9.  CLOSING.

    9.1 The closing shall take place on or before AUGUST 30, 1997 at Buyer's discretion, but in no event later than SEPTEMBER 27, 1997, at the Drug Store location.

         A.  TO BE DELIVERED TO BUYER.  The Seller shall deliver to
         Buyer a Bill of Sale, which shall be effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description, except the Security interest securing Buyer's Note to the Seller.

         B. TO BE DELIVERED TO SELLER. The Buyer shall deliver to the Seller a Cashier's check for the cash portion of the purchase price less $1,000 Escrow amount, and Buyer's promissory note described in Paragraph 4.1 hereof, and the Security instruments required by section 4.1 (b).

10. INDEMNITY BY SELLER.

    10.1 The Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of:

         A. LIABILITY OF THE SELLER. All liabilities and obligations of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of now and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transaction contemplated herein.

         B. CLAIMS UPON ASSETS. All claims against, or claims of any interest in, or of a lien or encumbrance or the like upon any or all of the Drug Store assets to be transferred hereunder by the Seller to Buyer which are caused or created by indemnifying party.

         C. The buyer will indemnify the Seller for all claims against the Assets for any period after the closing date. The Buyer further indemnifies the Seller for break or leases and dissatisfied customer claims caused by HORIZON for any period after the closing date.

11. SURVIVAL OF REPRESENTATIONS, WARRANTIES & INDEMNIFICATIONS.

    11.1 All of the covenants, representations, warranties and indemnification of the parties set forth in this Agreement shall survive the closing date hereof.

    11.2 All outstanding business transactions prior to the closing date are credited to the Seller. All business acquired on or after the closing date belong to the HORIZON Pharmacies, Inc. including any insurance payments made to the existing NABP, State Welfare number(s), and/or contract(s) as long as the date of service is on or after the closing date.

    11.3 Seller agrees to allow Buyer and Buyer's accountants access to books and records so Buyer can conduct a financial audit of year 1996 and 1997 up to point of closing at Buyer's expense.

    11.4 CLOSING DAY BUSINESS. Seller retains all business transactions done on the day of closing. Any business transactions occurring after the day of closing shall be owned by the Buyer.

12. RISK OF LOSS.

    12.1 The risk of loss of damage of Drug Store assets to be conveyed hereunder shall be upon Seller until the closing hereof.

13. NON-COMPETE COVENANT OF SELLER.

    13.1 In consideration of the purchase price herein above stated in paragraph 2 of which up to $ 50,000.00 is allocated to this covenant not to compete DON MCCOSH hereby agrees that for a period of six (6) years after the date of closing hereunder will not, directly or indirectly, through a subsidiary, joint venture arrangement or otherwise, conduct or assist another party other than the Buyer in conducting or managing any operation which has as its purpose what is generally known as a retail pharmacy, or Nursing Home or IV operation or DME operation within the city limits of GERING, NE or have any equity investment in such operation. This non-compete entitles DON MCCOSH to perform work as employee of HORIZON Pharmacies, Inc. Furthermore, This non-compete clause does not prohibit DON MCCOSH from performing duties such as relief pharmacist at other pharmacies for up to one (1) day per week. The parties hereby recognize and acknowledge that the territorial and time limitations contained in this paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and cannot be changed except by written permission of Buyer.

    13.2 The parties recognize that, in the event of a breach by Seller of any of the provisions of this paragraph, the remedy of law alone would be inadequate and, accordingly, Buyer, (in addition to damages), shall be entitled to an injunction restraining Seller from violating the covenants herein contained.

    13.3 It is the intention of the Seller and the Buyer that the execution of these covenants not to compete be considered as materially significant and essential to the closing of this Agreement, and that such covenants are a material portion of the purchase price set forth herein above.

14. DEFAULT.

    14.1 In the event of default by the Buyer in the performance of any of the terms and conditions of this Agreement, the Seller may, at its option, on thirty (30) days written notice to Buyer of any default hereunder, declare the unpaid portion of the purchase price, together with accrued interest thereon, if any, due and payable, and thereupon, the Seller may proceed to collect from the Buyer the balance due or retake possession of all property and assets which are the subject of this sale or security agreement, wherever they may be found, with or without legal process, and hold the same free of all claims of the Buyer.

     14.2 Buyer shall indemnify Seller against any and all claims, demands, losses, costs, obligations, and liabilities that Seller may incur or suffer as a result of Buyer's breach of any agreement, covenant, or warranty in this Agreement. Buyer shall further indemnify Seller against any claim or losses resulting from Buyer's breach of or failure to perform, after the closing date, any duty or obligation of Seller under any contract, lease, loan agreement, or other agreement to which Seller is a party or by which Seller is otherwise bound at the closing date, but only to the extent that Buyer expressly assumes such duties or obligations hereunder.

     14.3 In the enforcement of the Seller's rights, Buyer hereby authorizes Seller to enter on the premises, with or without notice, and take possession of the property and dispose of the same as Seller may see fit and proper, the Buyer waiving any right of action arising out of such entry and seizure of the property, together with reasonable attorney's fees, expenses, and costs which Seller may incur incidental to the enforcement of his rights under this Agreement.

     14.4 In the event of a default or breach of any of the provisions of this Agreement, the Seller may, at its option, in addition to the above terminate the lease of the building by between Donald and Ruth McCosh, husband and wife, as Lessors, to Horizon Pharmacies, Inc., Lessee. Buyer also has the right to cancel the employment agreement between Horizon Pharmacies, Inc., and Donald McCosh. In the event of a default by the Buyer in the performance of any of the terms and conditions of this Agreement, the covenant not to compete between Horizon Pharmacies, Inc., and Donald McCosh and McCosh Drug will become, at Seller's option, completely voided.

15.  ASSIGNMENT/TRANSFER OF BUYER'S RIGHTS.

     15.1 Buyer's interest in this Agreement shall not be sold, assigned, pledged, mortgaged, encumbered, or transferred by Buyer without the written consent of Seller. In the event of an assignment of the Buyer's interest herein or by operation of law or in the event there shall be filed by or against Buyer in any court pursuant to any statute of the United States or any State, a petition in bankruptcy or insolvency or for reorganization, or for the appointment of a receiver or trustee, of all or a portion of the Buyer's property, or if Buyer makes an assignment for the benefit of creditors, or petition for or enters into an arrangement, then, in any such event, Seller may, at its option, terminate this Agreement and shall have all remedies as set forth herein upon a default by Buyer. If Buyer is adjudicated bankrupt, this Agreement and all of the Buyer's rights hereunder shall automatically terminate without any further act by either party hereto.

16.  GOVERNING LAW.

     16.1 This agreement shall be governed and construed in accordance with the laws of the State of Nebraska.

17.  NEBRASKA LICENSE AND LEASE.

     17.1 It is stipulated that this agreement is null and void if HORIZON Pharmacies, Inc.:

          (a) Can not secure a valid Nebraska License under its own merit for the said DRUG STORE location to conduct business as a retail pharmacy operation. HORIZON Pharmacies, Inc. commits that it will exercise due diligent effort to secure the Nebraska License.

          (b) can not secure a triple lease for $2,500.00 per month for seven
          (7) years with two (2) four (4) years options with CPI basis of seventh year. This lease must provide that Buyer bears all expenses, and that Seller is to receive $2,500.00 per month in rent.

18.  ENTIRE AGREEMENT.

     This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto. This document is null and void if the Purchase Agreement is not signed by both parties within 10 days from date the Buyer has received the Purchase Agreement document.

19.  EARNEST MONEY.

     19.1 To bind this Agreement, Buyer herewith deposits with VAN NEWKIRK REALTY COMPANY as Escrow Agent, the sum of $1,000 (one thousand dollars), which sum shall be applied to the cash portion of the purchase price upon the closing of the transaction contemplated herein. However, in the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may cancel this Agreement and have the Earnest Money returned to it. If the Buyer fails to perform each and every obligation hereunder, Seller shall retain the Earnest Money as liquidated damages. each party's remedy provided in this Section is that party's exclusive remedy.

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                             BUYER:
                                             HORIZON PHARMACIES, INC.

                                             ---------------------------------
                                             Rick McCord, President
THE STATE OF            )
COUNTY OF               )

           THIS INSTRUMENT was acknowledged before me on this the ___ day of __________ , 19_____, by RICK MCCORD, who holds the office of President of HORIZON PHARMACIES, INC., a Texas Corporation on behalf of such corporation.



SEAL
                                             -------------------------

                                             Notary Public, State of
                                             My commission Expires:
                                                                    -----------



                                             SELLER:
                                             McCosh Drug


                                             ---------------------------
                                             Don McCosh,  President

THE STATE OF            )

COUNTY OF               )

               THIS INSTRUMENT was acknowledged before me on this the
_________day of __________, 19___ by                 , who holds the office
of President of McCosh Drug

                                             ----------------------------
SEAL
                                             Notary Public, State of
                                             My commission Expires:
                                                                    -----------


-------------------------------------------------------------------------------
                                   EXHIBIT A

1.  LIST OF ASSETS (FURNITURE, FIXTURES, AND EQUIPMENT, ETC.).

    4 rotating Timex displays          7 24' display shelves
    5 30' display shelves              11 glass show cases
    24; of glass shelving              1 8' multi-level glass secured case
    40' of track lighting              wall shelves on all outside walls
    4 12' display shelves              1 12' multi level glass secured case
    All picture framing equipment      Metal storage shelves 24' sections
    QS1 complete computer system       2 station work area w/printers
       with IBM hardware                  fax machine
    metered postal machine             multi phone system
    Copiers (2)                        5 electronic cash registers
    Custom built check out counter     Storage cabinets (2)
       w/slide and negative light     Refrigerators (2) and other misc.
       and picture processing             furniture/equipment



    Only complete photo store in area featuring Minolta, Cannon, Pentax, and Kodak film, paper, and chemicals. Electronic dept. featuring Sony and Sharp. Complete custom framing department. Photograph developing installed June of 1995. QSS-1912 D printer, QSF-430L-34 developer. The very best equipment - Noritsu 1912 machine. Using Kodak paper. Lots of potential in this area for this type of business. Local service, area service on a wholesale basis, and may be working with local grocery stores and film suppliers to do their processing.

    1980 Datsun King cab pick up

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------





                                   EXHIBIT B

1.  LIST OF SECURED DEBTS.


            NONE





-------------------------------------------------------------------------------
                                                                            12